Middlesex Water Company Announces Leadership Changes

Iselin, NJ, May 27, 2010 – Middlesex Water Company (NASDAQ:MSEX) today announced that in connection with the company’s ongoing succession plan, J. Richard Tompkins has relinquished his position as Chairman of its Board of Directors.  Tompkins will continue his service under his term as a director.  In addition to his role as Middlesex President & CEO, Dennis W. Doll has been named Chairman, effective immediately.  Mr. Doll had assumed the role of Vice Chairman in May 2009.
Tompkins has served as Chairman of the Board of Middlesex Water since May 1990 and was President of the company from 1981 to 2003.  He was reelected to his present 3-year term as a director in May 2008.
 “Rich Tompkins continues to be a key source of knowledge regarding our company and our industry and his contributions to both over these nearly thirty years have been substantial. Our Board remains committed to orderly transitions of leadership, as evidenced by the ongoing execution of a thoughtful succession plan. I am personally grateful for the guidance and support Rich continues to provide to me, and our entire Board has a deep appreciation for Rich’s continued contributions,” added Doll.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company visit our website at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others,  our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost  containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey   08830
www.middlesexwater.com
(732) 638-7549